EXHIBIT 99.2

Self-Destructing SMS Text Messaging Application For BlackBerry Phones
Available From BigString Corporation

Also Permits Sending Emoticons & Offers Advanced Grouping Features

RED BANK, N.J., October 22, 2008 – A new Short Message Service (SMS) text messaging application for BlackBerry phones that permits both personal and business users to send self-destructing text messages and pictures, has been released by BigString Corporation (OTCBB: BSGC).   In addition to providing BigString’s self-destructing features to SMS text users, the application also permits sending self-destructing messages to multiple recipients through the application’s group feature and sending graphic rich messages including animated emoticons. The new application is called SMS Eraser.

The self-destruction timing of messages is determined by the sender.  A message can be set to self-destruct in as little as fifteen seconds or after a set number of views. The message will disappear in real time simultaneously from both the sending and receiving IM screens. Once the message self-destructs it cannot be recovered.  BigString’s BlackBerry SMS Eraser is currently priced at $29.95 and can be downloaded at BigString’s website (http://www.bigstring.com) or at one of several third-party global BlackBerry application distributors such as Handango (http://www.handango.com), Crackberry (http://www.crackberry.com), MobiHand (http://www.mobihand.com), SmartPhone.net (http://www.smartphone.net) and Youpark (http://www.youpark.com).

“Our BlackBerry SMS Eraser allows the fast-growing mobile messaging market to use our self-destructing text messaging and picture applications,” stated Darin Myman, President and CEO of BigString Corporation.  He added that “Mobile phones are fast becoming the main source of both personal and business communication for many people.  BigString’s move into the mobile phone messaging market will expand both the availability and use of our proprietary self-destructing messaging platforms.”

About BigString

BigString Corporation, owner and operator of BigString.com, is the developer of a messaging technology that allows a user to send recallable, erasable and self-destructing emails, instant messages (IM), and videos. The company’s BigString product is a communication service for both individuals and businesses that allows users to send, recall, erase, self-destruct, track and modify messages after they have been sent through its patent pending technology.  BigString users have unprecedented control over all of their messaging communications on their computers and mobile devices, whether they choose to send IMs, emails or videos, and, in addition to control,  BigString’s communication platform gives its users unprecedented privacy and security on all messages sent.  For more information, visit http://www.bigstring.com.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

CONTACTS:	Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com
Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or
greenepr@aol.com.